UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 6, 2022

ARCUTIS BIOTHERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39186	81-2974255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
3027 Townsgate Road, Suite 300
Westlake Village, CA 91361
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (805) 418-5006

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ARQT	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.            Other Events.
On June 6, 2022, Arcutis Biotherapeutics, Inc. (the "Company") announced positive topline results from its "STudy of Roflumilast foam Applied Topically for the redUction of seborrheic derMatitis" ("STRATUM") pivotal Phase 3 trial investigating roflumilast foam 0.3% as a potential treatment for adolescents and adults with moderate to severe seborrheic dermatitis. The trial was a Phase 3, randomized, parallel group, double-blind, vehicle-controlled trial in which subjects ages nine years and older with moderate to severe seborrheic dermatitis received eight weeks of (i) roflumilast foam 0.3% once daily or (ii) vehicle once daily. STRATUM enrolled 457 subjects.
Results from the eight-week treatment period demonstrated statistically significant improvements compared to the matching vehicle. On the study's primary endpoint of percentage of patients achieving Investigator Global Assessment ("IGA") success, which was defined as an IGA score of "clear" or "almost clear" plus a 2-grade improvement from baseline at week eight, 80.1% of patients treated with roflumilast foam 0.3% achieved IGA success, compared to 59.2% of patients treated with vehicle (p < 0.0001).
Roflumilast foam 0.3% also demonstrated statistically significant improvements compared to vehicle on key secondary endpoints, including IGA success at week four, an IGA score of zero at week eight and reductions in itch as measured by the Worst Itch-Numerical Rating Scale. For example, 50.7% of patients treated with roflumilast foam 0.3% achieved an IGA score of clear at week eight, compared to 28.2% of patients treated with vehicle (p < 0.0001).
Roflumilast foam 0.3% was well-tolerated, with rates of treatment-emergent adverse events ("TEAEs") low and similar to vehicle, with most TEAEs assessed as mild to moderate in severity. Of the subjects treated with roflumilast foam 0.3% in the trial, 276 (91% of subjects) completed the full eight weeks. There were few discontinuations due to adverse events in both the roflumilast foam 0.3% group and the vehicle group, with two subjects treated with roflumilast foam 0.3% (0.7% of subjects treated with roflumilast foam 0.3%) and three subjects in the vehicle group (2.0% of subjects in the vehicle group) discontinuing the trial due to an adverse event. There were no treatment-related serious adverse events.
On June 6, 2022, the Company issued a press release relating to its topline results from its STRATUM pivotal Phase 3 trial investigating roflumilast foam 0.3% as a potential treatment for adolescents and adults with moderate to severe seborrheic dermatitis. On June 6, 2022, the Company also provided a presentation relating to these topline results by posting an additional presentation to the investor section of the Company's website. Copies of the press release and presentation are filed as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

The information contained in the slides is summary information that is intended to be considered in the context of the more complete information included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and other public announcements that the Company has made and may make from time to time by press release or otherwise. The Company undertakes no duty or obligation to update or revise the information contained in this report, although it may do so from time to time as its management believes is appropriate. Any such update may be made through the filing of other reports or documents with the SEC.

Item 9.01.            Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release of Arcutis Biotherapeutics, Inc., dated June 6, 2022.
99.2	Company presentation of Arcutis Biotherapeutics, Inc., dated June 6, 2022.
104	Cover Page Interactive Data File, formatted in inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCUTIS BIOTHERAPEUTICS, INC.

Date: June 9, 2022	By:	/s/ Scott Burrows
Scott Burrows
Chief Financial Officer